Exhibit (a)(5)(L)

FOR IMMEDIATE RELEASE

Ironwood and VectivBio Announce the Completion of the Tender Offer for VectivBio Shares

BOSTON and BASEL, Switzerland – June 29, 2023 – Ironwood Pharmaceuticals, Inc. (“Ironwood”) (Nasdaq: IRWD), a GI-focused healthcare company, and VectivBio Holding AG (“VectivBio”) (Nasdaq: VECT), a global clinical-stage biopharmaceutical company pioneering novel, transformational treatments for severe rare gastrointestinal conditions, today announced the successful completion of the tender offer to purchase the outstanding ordinary shares of VectivBio (the “Shares”) for $17.00 per share in cash (the “Tender Offer”).

The Depositary for the Tender Offer has advised Ironwood and VectivBio that at the end of the offering period, 59,287,753 Shares had been tendered and not withdrawn pursuant to the Tender Offer and it has received commitments to tender 2,007,310 additional Shares under the guaranteed delivery procedures described in the offer, representing in the aggregate approximately 97.60 percent of the outstanding Shares. Ironwood has accepted for payment and will promptly pay for all Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 31, 2023, as amended. Effective immediately following the completion of the Tender Offer, the current directors of VectivBio were replaced with those Ironwood appointed directors as approved by the VectivBio shareholders at the extraordinary general meeting of shareholders held on June 26, 2023.

As previously announced, Ironwood intends to cause VectivBio to voluntarily delist its shares from Nasdaq and intends to effect a squeeze-out merger under Swiss law to acquire all remaining outstanding Shares.

The Depositary & Paying Agent for the Tender Offer is Computershare Trust Company, N.A. The Information Agent for the Tender Offer is Innisfree M&A Incorporated. The Tender Offer materials may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated or by calling toll free at (877) 750-0537 and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov.

For further information, contact:

Ironwood:

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Investors:

Greg Martini, 617-374-5230

gmartini@ironwoodpharma.com

Matt Roache, 617-621-8395

mroache@ironwoodpharma.com

VectivBio:

Investors:

Patrick Malloy, 847-987-4878

Patrick.Malloy@VectivBio.com

About Ironwood

Ironwood Pharmaceuticals (Nasdaq: IRWD), an S&P SmallCap 600® company, is a leading gastrointestinal (GI) healthcare company on a mission to advance the treatment of GI diseases and redefine the standard of care for GI patients. We are pioneers in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). In June 2023, the U.S. Food and Drug Administration also approved LINZESS for the treatment of functional constipation in pediatric patients ages 6-17 years-old. Under the guidance of our seasoned industry leaders, we continue to build upon our history of GI innovation and challenge what has been done before to shape what the future holds. We keep patients at the heart of our R&D and commercialization efforts to reduce the burden of GI diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on Twitter and on LinkedIn.

About VectivBio

VectivBio is a global clinical-stage biotechnology company focused on transforming and improving the lives of patients with severe rare conditions. Lead product candidate apraglutide is a next-generation, long-acting synthetic GLP-2 analog being developed for a range of rare gastrointestinal diseases where GLP-2 can play a central role in addressing disease pathophysiology, including short bowel syndrome with intestinal failure (SBS-IF) and Acute Graft-Versus-Host Disease (aGVHD).

VectivBio is also advancing its modular, small molecule CoMET platform to address a broad range of previously undruggable Inherited Metabolic Diseases (IMDs). CoMET leverages innovative chemistry, based on a proprietary stabilized pantetheine backbone, to restore fundamental cellular metabolism in pediatric populations with IMDs characterized by a deficit of energy metabolism caused by the depletion of functional Coenzyme A (CoA). Candidates from the CoMET platform are initially being evaluated in methylmalonic acidemia (MMA), propionic acidemia (PA), and other organic acidemias.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements”. Forward-looking statements may be typically identified by such words as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although Ironwood and VectivBio believe that the expectations reflected in the forward-looking statements are reasonable, any or all of such forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Ironwood, VectivBio or their respective businesses or operations.

Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) litigation relating to the transaction; (2) uncertainties as to the timing of the consummation of the squeeze out transaction and the ability of each of VectivBio and Ironwood to consummate the squeeze out transaction; (3) risks that the completion of the Tender Offer or the squeeze-out transaction disrupts the current plans and operations of VectivBio or Ironwood; (4) the ability of Ironwood and/or VectivBio to retain and hire key personnel; (5) competitive responses to the completion of the Tender Offer and/or the squeeze-out transaction; (6) unexpected costs, charges or expenses resulting from the completion of the Tender Offer or the squeeze-out transaction; (7) potential adverse reactions or changes to business relationships resulting from the completion of the Tender Offer and/or the squeeze-out transaction; (8) the prospects, including clinical development, regulatory approvals, and commercial potential of apraglutide; (9) Ironwood’s ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating VectivBio with its existing businesses; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in VectivBio’s Annual Report on Form 20-F for the year ended December 31, 2022, the risk factors included in Ironwood’s Annual Report on Form 10-K for the year ended December 31, 2022 and Ironwood’s other filings with the SEC (which may be obtained for free at the SEC’s website at http://www.sec.gov). VectivBio and Ironwood can give no assurance that the conditions to the transaction will be satisfied. Neither VectivBio nor Ironwood undertakes any intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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